Exhibit 5.1

[OFFICEMAX INCORPORATED LETTERHEAD]

October 28, 2013

OfficeMax Incorporated

263 Shuman Boulevard

Naperville, Illinois 60563

Re: Registration Statement on Form S-8 of OfficeMax Incorporated

Ladies and Gentlemen:

I am Senior Vice President, Corporate Secretary and Associate General Counsel of OfficeMax Incorporated, a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of an additional 2,000,000 shares of common stock, $2.50 par value per share, of the Company (the “Shares”) issuable in connection with the OfficeMax Savings Plan, as amended (the “Plan”).

In connection with this opinion, I have reviewed the Registration Statement and the exhibits thereto, and I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, certificates of public officials and of officers of the Company, the Plan and other instruments, and such matters of law and fact as I have deemed necessary to render the opinion contained herein.

Based upon and subject to the foregoing, I am of the opinion that the shares of common stock to be issued in redemption of the shares of Series D Preferred Stock outstanding under the Plan will, when issued in accordance with the terms of the Certificate of Designation of Convertible Preferred Stock, Series D of Boise Cascade Corporation, be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to all references to me in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Susan Wagner-Fleming

Susan Wagner-Fleming, Esq.
Senior Vice President, Corporate Secretary and Associate General Counsel